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                                                                    Exhibit 4.38



                     FINAL SETTLEMENT AGREEMENT AND RELEASE

This FINAL SETTLEMENT AGREEMENT AND RELEASE ("SETTLEMENT") is entered into the 31st day of December, 2003, by and among:

GigaMedia Limited, a company organized under the laws of Singapore, with its principal place of business at 8 Cross Street, #11-0Q, PWC Building, Singapore 048424 ("GigaMedia");

GigaMusic.Com Limited, a company organized under the laws of the Cayman Islands, with its principal place of business at PO Box 265GT, George Town, Grand Cayman, Cayman Islands ("GigaMusic"); and

EMI Group Hong Kong Limited, a company organized under the laws of Hong Kong SAR, with its principal place of business at Suites 2707-09, Tower 6, The Gateway, 9 Canton Road, Tsimshatsui, Kowloon, Hong Kong SAR ("EMI").

                                   WITNESSETH

WHEREAS, on May 14, 2001, GigaMedia, GigaMusic and EMI Music Asia, a division of EMI, entered into an agreement (the" Agreement"), in connection with the formation of a strategic relationship to pursue specific business opportunities in Taiwan;

WHEREAS, as a result of certain disputes arising out of the Agreement, GigaMedia enforced a provisional injunction (the "Provisional Injunction") against EMI in Taiwan. GigaMedia and GigaMusic subsequently commenced an arbitration against EMI before the Singapore International Arbitration Centre ("SIAC Arbitration"); EMI filed a counterclaim against GigaMedia and GigaMusic in the same arbitration proceedings;

WHEREAS, the parties hereto wish to fully, finally, and forever settle and discharge any and all past, present, or future claims of any kind whatsoever, arising out of or in connection with the Agreement, all in accordance with the terms and conditions hereof.

"GigaMedia," "GigaMusic," and "EMI" referred to in this SETTLEMENT include their respective past, present, and future agents, representatives, attorneys, advisors, employees, independent contractors, shareholders, officers, directors, successors-in-interest, predecessors-in-interest, assignees, assignors, parent companies, subsidiaries, affiliated companies, and any other person or entity acting by, through, or under the direction of, or in concert with any of them.

NOW, THEREFORE, the parties hereby agree as follows.

ARTICLE 1. FINAL SETTLEMENT AND RELEASE

GigaMedia and GigaMusic hereby agree to fully, finally, and forever release and discharge EMI from any and all past, present, or future rights, claims, demands, agreements, causes of action, actions, obligations, damages, liabilities, costs, expenses, and attorney's fees, whether known or unknown, arising out of or in connection with the Agreement.

EMI hereby agree to fully, finally, and forever release and discharge GigaMedia and

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GigaMusic from any and all past, present, or future rights, claims, demands, agreements, causes of action, actions, obligations, damages, liabilities, costs, expenses, and attorney's fees, whether known or unknown, arising out of or in connection with the Agreement.

ARTICLE 2. PAYMENT BY GIGAMEDIA

As the consideration for this SETTLEMENT, GigaMusic agrees to pay Four Hundred Thousand Dollars (US$400,000, the "Funds") to EMI. To fulfill the foregoing obligations, GigaMusic shall deposit, within ten days after execution of this SETTLEMENT, the Funds with an escrow agent (the "Escrow Agent"), to be jointly appointed by GigaMedia, GigaMusic and EMI, for custody. Upon GigaMedia's written notification that its board of directors has approved this SETTLEMENT (with a copy of the same to EMI), which in any event shall not exceed 75 days after the execution of this SETTLEMENT, the Escrow Agent shall immediately release fifty percent (50%) of the Funds to EMI (in such a way or to such account as designated by EMI). Immediately following the date the Escrow Agent's receipt of the Consent Letter (as defined below) and other documents, if any, deposited by EMI pursuant to Article 3 below, the Escrow Agent shall release the remaining fifty percent (50%) of the Funds to EMI (in such a way or to such account as designated by EMI).

Cost of the Escrow Agent shall be fully paid and borne by GigaMedia and/or GigaMusic.

ARTICLE 3. WITHDRAWAL OF LEGAL ACTIONS

The parties hereto agree that they shall cause all legal actions commenced by themselves, including the claims and counterclaims in the SIAC Arbitration and the Provisional Injunction, to be withdrawn after GigaMedia's board of directors approves this SETTLEMENT. EMI understands that for the enforcement of the Provisional Injunction, GigaMedia posted a security bond (the "Bond") at the amount of NT$39,944,100 with the Taipei District Court. EMI hereby agrees to execute a written consent in a form prepared by GigaMedia's attorneys and confirmed by EMI to facilitate GigaMedia's retrieval of the Bond from the court (the "Consent Letter") and to fully cooperate with GigaMedia and promptly take all reasonable steps requested by GigaMedia, including but not limited to execution of other relevant and necessary documents in a form required by the court and prepared by GigaMedia's attorneys and confirmed by EMI.

The parties hereto agree that they shall deposit with the Escrow Agent for custody all documents necessary (as confirmed between GigaMedia and EMI) for the fulfillment of their respective obligations in the foregoing paragraph within ten days after receipt of GigaMedia's written notification that its board of directors has approved this SETTLEMENT. Upon the Escrow Agent's release of the entire Funds to EMI pursuant to Article 2 above, the Escrow Agent shall release the documents to the other party.

Each party shall bear its own costs (including but not limited to attorney fees) of and in connection with (a) all legal actions commenced by the parties, including the SIAC Arbitration and the Provisional Injunction, and (b) the preparation and execution of this SETTLEMENT.

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ARTICLE 4. RETURN OF SHARES AND LETTER OF CREDIT

EMI shall return to GigaMedia: (1) 50,000 shares issued by GigaMusic to EMI in accordance with the Agreement; and (2) a letter of credit with transaction reference number IHH70282 (the "Letter of Credit"), issued by ABN AMRO Bank NV Taipei for the benefit of EMI. To fulfill the foregoing obligations, EMI agrees to take all necessary steps, including the return to GigaMedia of Share Certificate number 4 (the "Share Certificate"), which represents the foregoing shares. EMI shall deposit, within ten days after the execution of this SETTLEMENT, the Share Certificate and the Letter of Credit with the Escrow Agent for custody. Upon the Escrow Agent's release of the entire Funds to EMI pursuant to Article 2 above, the Escrow Agent shall release the Share Certificate and the Letter of Credit to GigaMedia.

ARTICLE 5. COVENANT

Within one year after the execution of this SETTLEMENT and on the condition that GigaMedia's board of directors has approved this SETTLEMENT, in the event that GigaMedia or any affiliates of GigaMedia decide to pursue in the future the same commercial opportunity in Taiwan as contemplated under the Agreement, EMI or EMI's affiliates in Taiwan agree to offer GigaMedia or GigaMedia's affiliates terms and conditions no less favorable to those EMI or EMI's affiliates in Taiwan offer to other similar on-line partners in Taiwan which are of similar business size and nature as GigaMedia.

GigaMedia and GigaMusic shall not be entitled to further use any of the materials (including sound recordings) provided by EMI pursuant to the Agreement prior to the execution of this SETTLEMENT without further consent and agreement of EMI.

ARTICLE 6. CONFIDENTIALITY

The parties to this SETTLEMENT agree that the terms of this SETTLEMENT are confidential and that they shall not disclose the contents of this SETTLEMENT to any other person or entity without the prior written consent of all the other parties who have signed this SETTLEMENT. Notwithstanding the foregoing, the contents of this SETTLEMENT may be disclosed to the officers, directors, employees, or advisors of the parties and to any parent, subsidiary or affiliate, and/or any of its or their officers, directors, employees, or advisors on a "need to know" basis, provided that such person or entity has agreed to abide by the terms of this provision before the disclosure. Each party hereto may also disclose the terms hereof when such disclosure is required by laws, regulations, public authorities including but not limited to the US Securities and. Exchange Commission, or by the requirements of a stock exchange or the Nasdaq Stock Market.

ARTICLE 7. GOVERNING LAW

This SETTLEMENT shall be governed by and construed in accordance with the laws of Taiwan, the Republic of China.

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ARTICLE 8. ARBITRATION

Any and all disputes arising out of or in connection with this SETTLEMENT shall be finally settled by arbitration in Taiwan, the Republic of China, in accordance with the rules of the ROC Arbitration Association.

ARTICLE 9. EFFECTIVE DATE AND CONDITION SUBSEQUENT

This SETTLEMENT shall become effective upon the execution by all parties hereto. In the event that GigaMedia's board of directors, for any reason, refuses to approve this SETTLEMENT or GigaMedia fails to give written notification regarding its board of directors' approval within the period as provided in
Article 2 above, this SETTLEMENT shall be deemed as null and void and the parties' respective interests shall not be prejudiced by the execution of this SETTLEMENT. For the avoidance of doubt, the parties shall be entitled to pursue their respective claims against the other in the event that this SETTLEMENT deems to be null and void, including those in the SIAC Arbitration and in that event, the terms of this SETTLEMENT shall not be disclosed to the arbitral tribunal in the SIAC Arbitration. Upon GigaMedia's written notification that its board of directors has refused to approve this SETTLEMENT, the Escrow Agent shall return the Funds and all documents to the party who originally deposited such Funds or documents with the Escrow Agent.

IN WITNESS WHEREOF, the parties hereto have executed this SETTLEMENT on the day first written above.

GigaMedia


By: /s/  Daniel Wu
    --------------------------------
Name: Daniel Wu
Title: Chairman

GigaMusic


By: /s/  Daniel Wu
    --------------------------------
Name: Daniel Wu
Title: Chairman

EMI


By: /s/  Grahame Farquhar
    --------------------------------
Name: Grahame Farquhar
Title: Director

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                                GIGAMEDIA LIMITED
                                 8 CROSS STREET
                               #11-00 PWC Building
                                Singapore 048424





Raymond Chang
No. 5-5, Alley 12, Lane 190,
Sec. 7, Jungshan N. Rd., Shrlin Chiu,
Taipei, Taiwan Ill, R.O.C.
                                                                 January 7, 2004
By Registered Mail

Dear Mr. Chang,

Reference is hereby made to the letter Settlement Agreement dated June 2, 2003 by and between GigaMedia Limited (the "Company") and you (the "Settlement Agreement") with respect to the Loan Agreement dated May 1,2001, and by and between the Company and you (the Loan "Agreement"). Pursuant to the Settlement Agreement, reimbursement in full of the loan amount, including principal and interest, was due December 31,2003. As at the date of this letter, we have not received your payment.

If you have not already done so by the time you receive this letter, please make a payment to the Company immediately of the total amount due under the Settlement Agreement, corresponding, as of December 31, 2003 to NTD 12,650,102.

Please note that the Company reserves any and all of its rights and interests to the greatest extent permitted by laws to claim for repayment, including but not limited to foreclose on the real property secured for purposes of the Loan Agreement if payment in full has not been received.

Thank you.

Best regards,


By: /s/  Winston Hsia
   ---------------------------------
Name: Winston Hsia
Title: Chief Financial Officer

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